Exhibit 23.4

CONSENT OF ROSEN CONSULTING GROUP

We hereby consent to the use of our name in the Registration Statement to be filed by Pacific Office Properties Trust, Inc. on Form S-11 and the related Prospectus and any amendments thereto (collectively, the “Registration Statement”), the filing of the Rosen Consulting Group Market and Selected Office Market Overviews study prepared for Pacific Office Properties Trust, Inc. (the “Market Study”) as an exhibit to the Registration Statement and the references to the Market Study and the inclusion of market data collected and/or prepared by our firm wherever appearing in the Registration Statement, including but not limited to the references to our firm on the “Table of Contents” page and under the headings “Forward-Looking Statements,” “Industry and Market Data,” “Business and Properties” and “Experts.”

Dated: January 3, 2011

Rosen Consulting Group

By:	/s/ Caroline R. Green
Name:	Caroline R. Green
Title:	Senior Vice President